Exhibit 99.1
FOR IMMEDIATE RELEASE

Heritage Distilling and House of Doge Launch Exclusive Dogecoin-Inspired House of Doge™ Bourbon with Massive Giveaway

•Supported by 500,000 “Dogecoin Giveaway” Contest
•So Smooth, It’s Practically a Moonshot
•Decentralization Meets Craft Distilling

GIG HARBOR, WA | June 9, 2025 — (GLOBE NEWSWIRE) -- Heritage Distilling Holding Company, Inc. (NASDAQ: CASK), North America's most awarded craft distillery, in partnership with House of Doge Inc., the official corporate arm of the Dogecoin Foundation, today announced the upcoming launch of House of Doge™ Bourbon — the world’s only Dogecoin-inspired whiskey licensed exclusively to Heritage Distilling. This collaboration marks a historic fusion between a globally recognized crypto brand and a multi-award-winning distillery uniting to create a product that embodies the spirit of the blockchain era.

500,000 Dogecoin Up for Grabs
To kick off the pre-launch campaign, Heritage Distilling is launching the “Dogecoin Giveaway”, where one lucky fan will win the value of 1 whole Bitcoin worth of Dogecoins, which currently would be an estimated 500,000 Dogecoins based on recent market prices of both coins. The contest is free to enter, and fans can visit the contest page for official rules and details at heritagedistilling.com/houseofdogebourbon.

Much Wow. Very Whiskey. “Crafting a bourbon worthy of the Dogecoin community meant bringing together tradition and trend,” said Justin Stiefel, CEO of Heritage Distilling Company. “This isn’t just a meme — it’s a meticulously crafted bourbon that respects the old ways, with a wink to the new.”

While details of the soon to be released Kentucky bourbon are forthcoming, fans are encouraged to sign up for the House of Doge Bourbon waitlist by visiting heritagedistilling.com/houseofdogebourbon, where they can enter the “Dogecoin Giveaway” for free.

“The spirit of Dogecoin has always been rooted in fun and community,” said Andy DeFrancesco, Co-Founder of House of Doge. “When the opportunity arose to partner with Heritage Distilling — a brand known for their premium craft, innovation, and sense of humor — we knew this collaboration was destined for the moon.”

Timothy Stebbing, Director of The Dogecoin Foundation and newly appointed Chief Technology Officer at House of Doge said, "The Dogecoin community has always been about mainstream adoption for payments and celebrating moments when new products and services become available for purchase with Dogecoin. This exciting partnership celebrates all things Doge with a bespoke, high end product made by Dogecoin fans, for Dogecoin fans, and available to buy with Dogecoin. May this be one of many new ventures introducing Dogecoin to Main Street."

Cryptocurrency Treasury Reserve Policy Adopted
Heritage Distilling recently implemented a Cryptocurrency Treasury Reserve Policy as part of a broader digital strategy. Heritage is also exploring crypto payments options across its supply chain, beginning with Canadian suppliers, as it refines its blockchain protocols and infrastructure.

“Our transition to a Crypto Product Goods (CPG) company underscores our vision of meeting customers where they are,” said Matt Swann, nationally recognized FinTech expert who also serves as Director of Heritage Distilling and as chairman of the company’s Technology and Cryptocurrency Committee. “This is about more than accepting crypto payments— it's about reshaping how brands engage, connect, and transact in a decentralized future.”

About House of Doge Inc. House of Doge is the official corporate arm of the Dogecoin Foundation, dedicated to bringing Doge-powered ideas into the mainstream across culture, commerce, and community.

About Heritage Distilling Company, Inc.
House of Doge Bourbon™ released under a license from House of Doge, is part of Heritage Distilling's broader strategy to integrate cryptocurrency into its operations while connecting with consumers seeking companies moving into crypto commerce. Heritage is among the premier independent craft distilleries in the United States, offering a variety of whiskeys, vodkas, gins, rums, and ready-to-drink canned cocktails. Heritage has been North America's most awarded craft distillery by the American Distilling Institute for ten consecutive years out of the more than 2,600 craft producers. Beyond this remarkable achievement, Heritage has also garnered numerous Best of Class, Double Gold, and Gold medals at esteemed national and international spirits competitions. As one of the largest craft spirits producers on the West Coast by revenue, the company is expanding its presence nationwide through a diverse range of sales channels, including wholesale, on-premises venues, e-commerce, and the innovative Tribal Beverage Network (TBN). The TBN initiative, a groundbreaking collaboration with Native American tribes, focuses on developing Heritage-branded distilleries, unique tribal brands, and tasting rooms tailored to tribal communities. By serving patrons of tribal casinos and entertainment venues, the TBN creates meaningful economic and social benefits for participating tribes, while providing an additional avenue for tribes to exercise and strengthen their sovereignty. This unique partnership reflects Heritage’s commitment to innovation, community engagement, and sustainable growth.

Forward-Looking Statements This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any forward-looking statements in this press release are based on Heritage’s current expectations, estimates, and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks associated with the development and release of the House of Doge Bourbon™ product, the success of the pre-release sign-up campaign and associated contest, any liabilities created by sponsoring the contest, the success of the company’s relationship with House of Doge, the impact of any new or anticipated business developments that would be expected to result therefrom, and other risks described in Heritage’s registration statement on Form S-1, and its quarterly 10-Q and annual 10-K filings, which are on file with the SEC. Heritage explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investor Contact
(800) 595-3550
ir@heritagedistilling.com

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